Exhibit (i)

One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

February 28, 2022

William Blair Funds

150 North Riverside Plaza

Chicago, Illinois 60606

Re:	Post-Effective Amendment to Registration Statement on Form N-
1A File Nos. 033-17463 and 811-05344

Dear Ladies and Gentlemen:

We have acted as counsel for William Blair Funds (the “Trust”), a Delaware statutory trust, in connection with the filing of Post-Effective Amendment No. 147 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 148 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the issuance and sale by the Trust of its authorized shares, currently divided into several Series and Classes.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Declaration of Trust dated September 3, 1999, as amended to date; the Trust’s Amended and Restated By-Laws dated September 14, 2020; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments,

Exhibit (i) William Blair Funds February 28, 2022 Page 2

agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of the Series and each Class have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Series and Class.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated February 25, 2022, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP